Exhibit 99.1

Aratana Therapeutics Reports First Quarter 2014 Results

—Conference Call Today, May 13, 2014, 4:45 p.m. Eastern Time—

KANSAS CITY, Kan., May 13, 2014 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for cats, dogs and other companion animals, today announced its first quarter 2014 financial results.

“Aratana continues to advance its deep pipeline of therapeutics focused on treating serious diseases in pets,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. “We are establishing ourselves as a leader in the rapidly evolving pet therapeutics industry.”

Early in the quarter, Aratana completed the purchase of Okapi Sciences NV, a Belgium-based pet therapeutics company. This strategic acquisition expanded the portfolio to include treatments for viral diseases and extended Aratana’s operations in Europe. Late in the quarter, Aratana licensed from Advaxis, Inc. (NASDAQ: ADXS) the exclusive rights to develop and commercialize up to four cancer immunotherapy products, the first of which is a treatment for osteosarcoma in dogs (AT-014). Aratana’s diversified portfolio now consists of over fifteen products: two with conditional licensure, more than ten in active development and several additional product candidates in pre-development.

Recent Development Highlights:

•	AT-001 (grapiprant, EP4 antagonist for osteoarthritis pain): Aratana has initiated a pivotal field effectiveness study in client-owned dogs with a once-daily dose; Aratana continues to anticipate U.S. Food and Drug Administration (FDA) approval in 2016. Aratana also anticipates starting a pilot field study in client-owned cats in mid-2014.

•	AT-002 (capromorelin, ghrelin agonist for appetite stimulation): Aratana’s pivotal field effectiveness trial in client-owned dogs is enrolling as expected, and Aratana continues to anticipate FDA approval in 2016. Aratana anticipates starting a pilot field study in client-owned cats in mid-2014.

•	AT-003 (bupivacaine liposome injection suspension for post-surgical pain): Aratana will initiate a pilot field study in client-owned dogs in the second quarter of 2014; Aratana continues to anticipate FDA approval in 2016. Aratana will initiate a pilot study in laboratory cats in the second quarter of 2014.

•	AT-004 B-cell Lymphoma (canine lymphoma monoclonal antibody against CD-20): AT-004 has received a conditional license from the USDA, and Aratana currently expects full licensure in 2014. Two completed studies investigating the use of AT-004 with chemotherapy will be submitted for publication in mid-2014.

•	AT-005 T-cell Lymphoma (canine lymphoma monoclonal antibody against CD-52): In January 2014, Aratana announced it had received a conditional license from the USDA for the T-cell lymphoma product. In the quarter, Aratana completed enrollment in the study that it believes will support full licensure, which is expected in 2015. Aratana has initiated two new studies investigating the use of AT-005 with chemotherapy.

•	AT-006 Feline Herpes Virus (ciprovir, antiviral for feline ocular herpes infection): Aratana continues to enroll a pivotal field study in Europe and anticipates EU regulatory filing in early 2015.

•	AT-007 Feline Immunodeficiency Virus: AT-007 is currently in a pilot trial in Europe.

•	Option Programs: Anticipate making opt-in/opt-out decisions in mid-2014.

•	Intellectual Property: During the quarter, Aratana had a patent issued related to targeting CD-52 in T-cell lymphoma, two patent applications filed on AT-001, and one patent application published for AT-002.

Financial Highlights:

•	Aratana completed the purchase of Okapi Sciences in January 2014.

•	The company completed a public offering in February 2014 for 5,150,000 additional shares and net proceeds to the company of approximately $90.5 million.

Given its current resources, Aratana believes it is well positioned to advance the development pipeline and continue to build commercial capabilities.

Financial Results:

For the three months ended March 31, 2014, Aratana reported a net loss of ($9.2) million, or ($0.34) basic and diluted earnings per share compared to a loss of ($3.3) million for the same period in 2013.

Aratana recognized $176 thousand in license and collaboration revenue for the first quarter ended March 31, 2014 related to the recognition of deferred revenue from AT-004 and R&D services from AT-006 , the antiviral product for feline ocular herpes infection, product. Both of these products are licensed to Novartis Animal Health.

Research and development expenses totaled $3.6 million for the three months ended March 31, 2014 compared to $2.1 million for same period in 2013. The increase in research and development expense is due primarily to advancing the development of ongoing programs, as well as the increase in the number of products in development as a result of the Vet Therapeutics and Okapi Sciences acquisitions.

General and administrative expenses totaled $4.6 million for the three months ended March 31, 2014 compared to $1.2 million for the same period in 2013. During the first quarter, the Company had certain one-time non-cash expenses associated with accelerated stock vesting of a former employee of approximately $1 million. In addition, the Company recognized additional stock compensation expense for current employees due to the issuance of additional grants given during the period. The increase is also due to the addition of expenses related to our Belgium entity acquired during the quarter, as well as increased costs associated with being a public company. Aratana continues to establish a commercial infrastructure to prepare for commercialization of its products.

During the quarter, the Company licensed the exclusive rights to develop and commercialize products for the treatment of osteosarcoma in dogs and three additional cancer immunotherapy products for the treatment of other types of cancer from Advaxis, Inc. The Company paid $2.5 million, of which $657 thousand was expensed as in-process research and development upon execution of the license and $1.86 million was associated with the purchase of Advaxis common stock and warrant.

The Company also had amortization expenses of $539 thousand related to its acquired B-cell and T-cell lymphoma products.

As of March 31, 2014, Aratana had a total of approximately $79.9 million in cash and, cash equivalents and short-term marketable securities. During the quarter, the Company was successful in raising net proceeds of approximately $90.5 million through the public offering of common stock that closed in February 2014. The proceeds were partially used to fund the purchase of Okapi Sciences for approximately $44.3 million and repay $3 million of promissory notes to the former shareholders of Vet Therapeutics. During the quarter, Aratana used approximately $9 million of cash for operating activities. The Company continues to believe that its existing cash and cash equivalents are sufficient to fund its operations through 2015.

The Company will host a conference call at 4:45 p.m. ET to discuss the first quarter 2014 results. Please find conference details below.

Conference Call and Webcast

Date:	Tuesday, May 13, 2014
Time:	4:45 p.m. Eastern Time

Conference call numbers:

Domestic/Canada:	1 (877) 870-4263
International:	1 (412) 317-0790

Webcast:

Accessible via the Investor Relations section of the Company’s website at aratana.investorroom.com

A replay of the conference call and webcast will be available for up to 90 days beginning at approximately 7:00 p.m. ET on May 13, 2014. Access numbers for this replay are 1 (877) 344-7529 (U.S./Canada) and 1 (412) 317-0088 (international); conference ID: 10045693.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for cats, dogs and other companion animals. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. The company’s pipeline includes more than fifteen product candidates targeting pain, inappetance, cancer, viral diseases, allergy and other serious medical conditions. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets’ medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our expectations regarding the approval of products; expectations regarding development programs, trials, studies, approvals and commercialization; expectations regarding cash and cash equivalent balances; expectations regarding the sufficiency of cash and cash equivalents; expectations regarding revenues and use of cash; expectations regarding in-license initiatives and partnerships; and expectations regarding the Company’s plans and opportunities.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; our lack of commercial sales; our failure to obtain any necessary additional financing; our substantial dependence on the success of certain of our lead product candidates, AT-001, AT-002, AT-003, AT-004, AT-005, AT-006 , AT-007 and AT-008; our inability to identify, license, develop and commercialize additional product candidates; our inability to obtain regulatory approval for our existing or future product candidates; the lack of commercial success of our current or future product candidates; uncertainties regarding the outcomes of studies regarding our products; our inability to realize all of the anticipated benefits of our acquisitions of Vet Therapeutics and Okapi Sciences; effects of competition; our failure to attract and keep senior management and key scientific personnel; our complete reliance on third-party manufacturers and third parties to conduct all our target animal studies and certain other development efforts; our lack of a sales organization; our significant costs of operating as a public company; our lack of effective internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our customers; impacts of generic products; unanticipated safety or efficacy concerns; our limited patents and patent rights; our failure to comply with our intellectual property license obligations; our infringement of third party patents and challenges to our patents or rights; our failure to comply with regulatory requirements; our failure to report adverse medical events related to our products; legislative or regulatory changes; the volatility of our stock price; our status as an “emerging growth company,” as defined in the JOBS Act; the potential for dilution if we sell shares of our common stock in future financings; the significant control over our business by our principal stockholders and management; the potential that a significant portion of our total outstanding shares could be sold into the market in the near future; effects of anti-takeover provisions in our charter documents and under Delaware law; and our intention not to pay dividends. These and other important factors discussed under the caption “Risk Factors” in the

Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 26, 2014, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

For investor inquires:

Aratana Therapeutics, Inc.

Craig Tooman

ctooman@aratana.com; (913) 951-2132

For media inquiries:

Tiberend Strategic Advisors, Inc.

Andrew Mielach

amielach@tiberend.com; (212) 375-2694

ARATANA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2014	2013

Revenue	$176	$—

Operating expenses
Cost of product sales	1	—
Royalty expense	17	—

Research and development	3,572	2,114

General and administrative	4,613	1,226
Amortization of intangible assets	539	—
In-process research and development	657	—

Total operating expenses	9,399	3,340

Loss from operations	(9,222)	(3,340)
Other income (expense)
Interest income	14	3
Interest expense	(328)	(24)
Other income	(243)	68

Total other income (expense)	(557)	47

Income (loss) before income taxes	(9,779)	(3,293)

Income tax benefit	627	—

Net loss and comprehensive loss	($9,152)	($3,293)

Unaccreted dividends on convertible preferred stock	—	(773)

Net income (loss) attributable to common stockholders	($9,152)	($4,066)

Net income (loss) per share attributable to common stockholders, basic	($0.34)	($4.73)

Weighted average shares outstanding, basic	26,765,565	860,350

ARATANA THERAPEUTICS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents, and short-term marketable securities	$79,937	$45,754
Accounts receivable, receivable from stockholder, prepaid expenses	825	1,275
Inventory	125	55
Deferred tax asset	1,381	1,381

Total current assets	82,269	48,465
Property and equipment, net	366	98
Marketable securities	768	—
Other long-term assets	471	37
Intangible assets, net	75,041	46,140
Goodwill	38,531	20,796

Total assets	$197,446	$115,536

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable, accrued expenses	$3,612	$4,802
Current portion - loan and note payables	7,500	8,625
Current portion - contingent consideration	2,567	2,572
Deferred income	834	845
Other current liabilities	119	57

Total current liabilities	14,633	16,901
Loan payable	7,442	9,310
Contingent consideration	1,564	1,543
Deferred tax liabilities	4,632	1,666
Other long-term liabilities	65	75

Total liabilities	28,336	29,495

Total stockholders’ equity (deficit)	169,110	86,041

Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$197,446	$115,536